Exhibit 23.1
WINGER LAW GROUP

July 14, 2026
Board of Directors
FinWise Bancorp
756 E. Winchester Street, Suite 100
Murray, UT 84107

Re:	Securities Being Registered under Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to FinWise Bancorp, a Utah corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of (i) an additional 750,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to the FinWise Bancorp 2019 Stock Plan, as amended and restated (the “Plan”), and (ii) 59,271 additional shares of Common Stock previously granted under the Plan that were subsequently forfeited and again became available for awards under the Plan in accordance with the Plan’s terms and conditions (the shares described in clauses (i) and (ii), collectively, the “Shares”). An amendment and restatement to increase the number of shares of Common Stock authorized to be issued under the Plan was approved by the Company’s Board of Directors on April 28, 2026 and by the Company’s shareholders on June 25, 2026.

In connection with this opinion, we have examined and relied upon originals or copies of (1) the Plan; (2) the forms of award agreements under the Plan, as applicable; (3) the Registration Statement; (4) the Fourth Amended and Restated Articles of Incorporation, as amended, of the Company; (5) the Amended and Restated Bylaws of the Company; (6) certain resolutions of the Board of Directors of the Company; (7) certain Final Report of the Inspector of Elections for the June 25, 2026 Annual Meeting of Shareholders of the Company; (8) a certificate of an officer of the Company setting forth the number of shares of Common Stock subject to awards under the Plan that were forfeited and again became available for awards under the Plan since the Company’s prior Registration Statement on Form S-8 relating to the Plan; and (9) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, and assuming no change in relevant facts, it is our opinion that the Shares reserved for issuance and distribution under the Plan have been duly authorized by the Company, and when issued in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

FinWise Bancorp
July 14, 2026
The opinion expressed herein is limited to the laws of the State of Utah, which includes reported judicial decisions interpreting the laws of the State of Utah, and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

The opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ WINGER LAW GROUP